Form N-SAR, Sub-Item 77D

Policies with respect to security investments

Nuveen New York AMT-Free Municipal Income Fund
  f/k/a Nuveen Insured New York Tax-Free Advantage
    Municipal Fund

811-21211




The Board of the above referenced Fund approved changes to the Funds investment policies regarding AMT securities.
The Fund added an AMT policy that the Fund will invest
100% of its Managed Assets in securities exempt from AMT. This is in addition to the existing and remaining AMT policy of maintaining at least 80% invested in AMT-exempt securities.